THIRD AMENDMENT TO CONVERTIBLE NOTES

This THIRD AMENDMENT TO CONVERTIBLE NOTES (this “Amendment”) is made and entered into as of June 27, 2012 by and between Bohai Pharmaceuticals Group, Inc., a Nevada corporation (the “Company”), and Euro Pacific Capital, Inc. (the “Investor Representative”).

WHEREAS, on January 5, 2010, the Company consummated a $12,000,000 financing (the “Offering”) with certain accredited investors (the “Investors”) whereby the Company issued 6,000,000 units at $2.00 per unit, with each unit consisting of a $2.00 principal amount, two year convertible note (collectively, as amended, the “Notes”) and a three year common stock purchase warrant to purchase one share of the Company’s common stock, par value $0.001 per share (the “Common Stock”) at $2.40 per share, subject to certain conditions (collectively, the “Warrants”);

WHEREAS, pursuant to Section 2.8 of that certain Securities Purchase Agreement, dated January 5, 2010, between the Company and the Investors (the “SPA”), each Investor duly appointed the Investor Representative as such Investor’s true and lawful agent and attorney-in-fact to, among other matters, waive any terms and conditions of the Notes and to be such Investor’s exclusive representative with respect to any matter, suit, claim, action or proceeding arising with respect to any transaction contemplated by the Notes and the Warrants (the “Power of Attorney”);

WHEREAS, on December 31, 2011, the Company entered into an amendment to the Notes with the Investor Representative (the “First Amendment”) which, among other things, extended the maturity date of the Notes from January 5, 2012 to April 5, 2012;

WHEREAS, on May 15, 2012, the Company entered into an second amendment to the Notes with the Investor Representative (the “Second Amendment”) which, among other things, extended the maturity date of the Notes from April 5, 2012 to October 5, 2012; and

WHEREAS, the Company and the Investor Representative, exercising the Power of Attorney on behalf of the Investors, desire to further modify certain provisions of the Notes on the terms set forth herein in order to facilitate the Company’s efforts in exploring various financing options.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and pursuant to the applicable provisions of the SPA and the Notes, the parties hereby agree as follows:

1.          Defined Terms. All capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Notes.

2.          Amendments. The Investor Representative and the Company hereby amend the Notes as follows:

1

(a)          Section 6(h) of the Notes (Cross Default) is hereby amended and restated in its entirety to be read as follows:

“(h)          Cross Default. There occurs with respect to any agreement, indenture or instrument under which the Company has Indebtedness of $5,000,000 or more in the aggregate: (i) a default with respect to any payment obligation thereunder that then entitles the holder thereof to declare such Indebtedness to be due and payable prior to its stated maturity, or (ii) any other default thereunder that entitles, and has caused, the holder thereof to declare such Indebtedness to be due and payable prior to its stated maturity (it being understood that for purposes of this Note, “Indebtedness” is defined in the same manner as specified in Section 8(a) hereof); or”

(b)          Section 8(a) of the Notes (Indebtedness for Borrowed Money) is hereby deleted in its entirety and is of no further force and effect.

(c)          Section 8(d) of the Notes (Liens) is hereby deleted in its entirety and is of no further force and effect.

(d)          Section 8(g) of the Notes (Capital Expenditures; Capitalized Lease) is hereby is hereby deleted in its entirety and is of no further force and effect.

3.          Ratification.  Except as expressly amended by this Amendment, the terms and conditions of the Notes are hereby confirmed and shall remain in full force and effect without impairment or modification.

4.          Power of Attorney.  The Investor Representative represents and warrants that it has not received any notice regarding, and is not otherwise aware that any Investor has revoked or modified, or sought or desires to revoke or modify, the Power of Attorney with respect to such Investor or any Investor.

5.          Conflict.  In the event of any conflict between any Note and this Amendment, the terms of this Amendment shall govern.

6.          Binding Effect.  The parties acknowledge and agree that this Amendment complies with all of the applicable terms and conditions of the Notes that are necessary to effect an amendment to the Notes and therefore, upon the execution and delivery hereof by the parties, this Amendment shall have such binding effect.

2

7.          Governing Law; Venue.  All questions concerning the construction, validity, enforcement and interpretation of the this Amendment shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof. Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Amendment (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, employees or agents) shall be commenced exclusively in the state and federal courts sitting in the City of New York. Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of New York, New York for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of this Amendment), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper. Each party hereto hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Amendment and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. EACH PARTY HERETO (INCLUDING ITS AFFILIATES, AGENTS, OFFICERS, DIRECTORS AND EMPLOYEES) HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AMENDMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

8.          Counterparts.  This Amendment may be executed in any number of counterparts and delivered by in email/.pdf format or by facsimile, each of which shall be deemed to be an original, and all of which taken together shall constitute one and the same instrument.

[Signature Page Follows]

3

IN WITNESS WHEREOF, the parties hereto have caused this Third Amendment to be duly executed and delivered on their behalf as of the date first above written.

BOHAI PHARMACEUTICALS GROUP, INC.

By:	/s/ Hongwei Qu
Name: Hongwei Qu
Title: CEO

EURO PACIFIC CAPITAL, INC., as Investor Representative

By:	/s/ Gordon McBean
Name: Gordon McBean
Title: President

4